Exhibit 99.1

QOMPLX and Tailwind Acquisition Corp. Mutually Agree To End Business Combination Due to Market Conditions

TYSONS, Va.--(BUSINESS WIRE)--QOMPLX, a cloud-native leader in risk analytics, and Tailwind Acquisition Corp. (NYSE: TWND), a special purpose acquisition company, today announced that both companies have mutually agreed to terminate their business combination agreement (“Agreement”), effective immediately.

The proposed business combination, announced in March 2021, was conditioned on the satisfaction of certain closing conditions within the timeframe contemplated by the Agreement.

“The reason for the mutual decision lies with market conditions preventing certain of the closing conditions from being satisfied,” said Philip Krim, chairman of Tailwind Acquisition Corp. “Although this is not the outcome we had hoped for, we remain optimistic in the growing cybersecurity and risk analytics industry and will continue to seek to identify opportunities that can capture value for shareholders.”

“QOMPLX remains confident in the strong underlying fundamentals of our business: the rapid growth of the cybersecurity and risk analytics market, our best-in-class product offerings, and our talented team,” said Jason Crabtree, CEO of QOMPLX. “We look forward to QOMPLX’s bright future of continued growth.”

Neither party will be required to pay the other a termination fee as a result of the mutual decision to terminate the Agreement.

In light of the mutual decision to terminate the Agreement, Tailwind Acquisition Corp. has cancelled its special meeting of stockholders to approve the business combination and related matters, which was scheduled for August 17, 2021.

About QOMPLX

QOMPLX helps organizations make intelligent business decisions and better manage risk through our advanced, proprietary risk cloud. We are the leaders at rapidly ingesting, transforming, and contextualizing large, complex, and disparate data sources through our cloud-native data factory in order to help organizations better quantify, model, and predict risk. Our specialized experts and technology solutions in cybersecurity, insurance, and finance power leading global corporations and mission critical public sector agencies. For more information, visit qomplx.com and follow us @QOMPLX on Twitter.

About Tailwind Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the consumer internet, digital media and marketing technology sectors. The Company is led by Chairman Philip Krim, Chief Executive Officer Chris Hollod and Chief Financial Officer Matt Eby. In addition to the members of its management team and board of directors, the Company has assembled an Advisory Board that will help position the Company as the value-add partner of choice for today’s leading entrepreneurs.

Contacts

QOMPLX

investor.relations@QOMPLX.com

Tailwind Acquisition Corp

Matt Eby, Chief Financial Officer

Team@TailwindAcquisition.com